Exhibit 10.37

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of the 15th day of March 2003, by and between Saks Incorporated (the “Company”), and Douglas E. Coltharp (“Executive”).

Company and Executive agree as follows:

1. Employment. Company hereby employs Executive as Executive Vice President and Chief Financial Officer of Company or in such other capacity of equal or greater standing and responsibility with Company as Company’s Board of Directors shall designate. Executive shall be based in Birmingham, Alabama.

2. Duties. During his employment, Executive shall devote substantially all of his working time, energies, and skills to the benefit of Company’s business. Executive agrees to serve Company diligently and to the best of his ability and to use his best efforts to follow the policies and directions of Company’s Board of Directors.

3. Compensation. Executive’s compensation and benefits under this Agreement shall be as follows:

(a) Base Salary. Company shall pay Executive a base salary (“Base Salary”) at a rate of no less than $550,000 per year. Executive’s Base Salary shall be paid in installments in accordance with Company’s normal payment schedule for its senior management. All payments shall be subject to the deduction of payroll taxes and similar assessments as required by law.

(b) Bonus. In addition to the Base Salary, Executive shall be eligible, as long as he holds the position stated in paragraph 1, for a yearly cash bonus with a target of 40% (“Target Bonus”) for achieving plan with the opportunity to earn more than the Target Bonus.

(c) New Restricted Stock Grant. Executive shall receive 16,667 shares of common stock on November 1, 2003, 16,667 shares of common stock on November 1, 2004, and 16,666 shares of common stock on November 1, 2005, provided that he remains employed by Company on those dates.

(d) Vesting of Prior Restricted Stock Grants. Company has declared earned the unvested shares of restricted stock granted under the TARSAP programs in 1996 and 1998. The final unvested number of shares under those programs shall vest on November 1, 2003, provided that Executive remains employed by Company on that date.

(e) New Three-Year TARSAP Program. Executive has been granted 50,000 shares of common stock that will vest on November 1, 2012, provided that he remains employed by Company on that date. One-third of those shares may be earned and the vesting of those shares accelerated based on EPS for each of fiscal years 2003, 2004, and 2005. The Human Resources Committee of the Board shall set the EPS target at the beginning of each fiscal year. Executive shall earn 100% of the eligible shares for a fiscal year upon the Company’s achieving the EPS target, and he shall earn 50% of the eligible shares upon achieving 85% of the target. Shares will be pro rated between those levels.

(f) Effect of Change of Control on Options and Restricted Stock. In the event of a Change of Control (as defined in the Company’s 1994 Plan), any Options and restricted stock granted to Executive prior to such Change of Control shall immediately vest.

4. Insurance and Benefits. Company shall allow Executive to participate in each employee benefit plan and to receive each executive benefit that Company provides for senior executives at the level of Executive’s position. Executive shall be entitled to at least 4 weeks’ vacation per year. Executive shall also be entitled to be reimbursed for reasonable tax services.

5. Term. The term of this Agreement shall be for three years, provided, however, that Company may terminate this Agreement at any time upon thirty (30) days’ prior written notice (at which time this Agreement shall terminate except for Section 9, which shall continue in effect as set forth in Section 9). In the event of such termination by Company without Cause, as defined below, Executive shall be entitled to receive his Base Salary (at the rate in effect at the time of termination) through the end of the term of this Agreement plus all the shares under Section 3(d) and a pro rata number of shares under Section 3(c). Such Base Salary shall be paid in one lump sum. In the event that Executive’s employment is terminated without Cause, as defined below, during the final two years of the Term, or thereafter if Executive is working without an employment contract, he shall be entitled to two years’ Base Salary as severance pay, and he shall have one year after termination of employment to exercise any vested options.

In addition, this Agreement shall terminate upon the death of Executive, except as to: (a) Executive’s estate’s right to exercise any unexercised stock options pursuant to Company’s stock option plan then in effect, (b) other entitlements under this contract that expressly survive death, (c) any rights which

Executive’s estate or dependents may have under COBRA or any other federal or state law or which are derived independent of this Agreement by reason of his participation in any employee benefit arrangement or plan maintained by Company, and (d) Executive’s estate shall be entitled to any unvested shares under Section 3(d), the next segment of shares to be awarded under Section 3(c), and 100% of the TARSAP shares eligible to be earned during the year of Executive’s death.

6. Termination by Company for Cause. (a) Company shall have the right to terminate Executive’s employment under this Agreement for Cause, in which event no salary or bonus shall be paid after termination for Cause. Termination for Cause shall be effective immediately upon notice sent or given to Executive. For purposes of this Agreement, the term “Cause” shall mean and be strictly limited to: (i) conviction of Executive, after all applicable rights of appeal have been exhausted or waived, for any crime that materially discredits Company or is materially detrimental to the reputation or goodwill of Company; (ii) commission of any material act of fraud or dishonesty by Executive against Company or commission of an immoral or unethical act that materially reflects negatively on Company, provided that Executive shall first be provided with written notice of the claim and with an opportunity to contest said claim before the Board of Directors; or (iii) Executive’s willful and continual material breach of his obligations under paragraph 2 of the Agreement, after written notice of the breach and failure to cure, as so determined by the Board of Directors.

(b) In the event that Executive’s employment is terminated, Executive agrees to resign as an officer and/or director of Company (or any of its subsidiaries or affiliates), effective as of the date of such termination, and Executive agrees to return to Company upon such termination any of the following which contain confidential information: all documents, instruments, papers, facsimiles, and computerized information which are the property of Company or such subsidiary or affiliate.

7. Change in Control. If Executive’s employment is terminated by Executive for “Good Reason” after a Change in Control, or by Company in any way connected with a Change in Control of Company or a Potential Change in Control of Company, as defined below, Executive shall receive a sum equal to three times his Base Salary then in effect and continuation in the Company’s health plans for three years at no cost. The phrase “Good Reason” shall mean: (1) a mandatory relocation from the Birmingham, Alabama area, (2) a reduction in duties or status within the combined company as a result of or after the Change in Control, or (3) any time during the 13th month after a Change in Control the Executive terminates employment and deems it to be for Good Reason. If any payment, right or benefit provided for in this Agreement or otherwise paid to Executive by Company is treated as an “excess parachute payment” under Section 280(G)(b) of the Internal Revenue Code of 1986, as amended, (the “Code”), Company shall indemnify and hold harmless and make whole, on an after-tax basis, Executive for any adverse tax consequences, including but not limited to providing to Executive on an after-tax basis the amount necessary to pay any tax imposed by Code Section 4999.

As used herein, the term “Change in Control” means the happening of any of the following:

(a) Any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than Company, a subsidiary of Company, or any employee benefit plan of Company or its subsidiaries, becomes the beneficial owner of Company’s securities having 25 percent or more of the combined voting power of the then outstanding securities of Company that may be cast for the election for directors of Company (other than as a result of an issuance of securities initiated by Company in the ordinary course of business); or

(b) As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of Company or any successor corporation or entity entitled to vote generally in the election of directors of Company or such other corporation or entity after such transaction, are held in the aggregate by holders of Company’s securities entitled to vote generally in the election of directors of Company immediately prior to such transactions; or

(c) During any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Company’s stockholders, of each director of Company first elected during such period was approved by a vote of at least two-thirds of the directors of Company then still in office who were directors of Company at the beginning of any such period.

As used herein, the term “Potential Change in Control” means the happening of any of the following:

(a) The approval by stockholders of an agreement by Company, the consummation of which would result in a Change of Control of Company; or

(b) The acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than Company, a wholly-owned subsidiary thereof or any employee benefit plan of Company or its subsidiaries (including any trustee of such plan acting as trustee)) of securities of Company representing 5 percent or more of the combined voting power of Company’s outstanding securities and the adoption by the Board of Directors of Company of a resolution to the effect that a Potential Change in Control of Company has occurred for purposes of this Agreement.

8. Disability. If Executive becomes disabled at any time during the term of this Agreement, he shall after he becomes disabled continue to receive all payments and benefits provided under the terms of this Agreement for a period of twelve consecutive months. This means that Executive shall continue to be employed for twelve consecutive months after he becomes disabled, so that he continues to enjoy all protections of this Agreement and his options and restricted stock shall continue to vest during such period. For purposes of this Agreement, the term “disabled” shall mean the inability of Executive (as the result of a physical or mental condition) to perform the duties of his position under this Agreement with reasonable accommodation and which inability is reasonably expected to last at least one (1) full year.

9. Non-competition; Unauthorized Disclosure.

(a) Non-competition. During the period Executive is employed under this Agreement, and for a period of one year thereafter, Executive:

(i) shall not engage in any activities, whether as employer, proprietor, partner, stockholder (other than the holder of less than 5% of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee or otherwise, in competition with (i) the businesses conducted at the date hereof by Company or any subsidiary or affiliate, or (ii) any business in which Company or any subsidiary or affiliate is substantially engaged at any time during the employment period;

(ii) shall not induce or attempt to persuade any employee of Company or any of its divisions, subsidiaries or then present affiliates to terminate their employment relationship; and

(iii) for purposes of this Section, the Company’s competitors shall be deemed to include only Federated Department Stores, Kohl’s, The May Company, Dillard’s, Marshall Fields, Belk Department Stores, Neiman Marcus or its affiliates, Barney’s and Nordstrom’s, or any of their successors.

(b) Unauthorized Disclosure. During the period Executive is employed under this Agreement, and for a further period of one year thereafter, Executive shall not, except as required by any court or administrative agency, without the written consent of the Board of Directors, or a person authorized thereby, disclose to any person, other than an employee of Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive for Company, any confidential information obtained by him while in the employ of Company; provided, however, that confidential information shall not include any information now known or which becomes known generally to the public (other than as a result of unauthorized disclosure by Executive).

(c) Scope of Covenants; Remedies. The following provisions shall apply to the covenants of Executive contained in this Section 9:

(i) the covenants contained in paragraph (i) of Section 9(a) shall apply within all the territories in which Company or its affiliates or subsidiaries are actively engaged in the conduct of business while Executive is employed under this Agreement;

(ii) without limiting the right of Company to pursue all other legal and equitable remedies available for violation by Executive of the covenants contained in this Section 9, it is expressly agreed by Executive and Company that such other remedies cannot fully compensate Company for any such violation and that Company shall be entitled to injunctive relief to prevent any such violation or any continuing violation thereof; provided, however, Company shall be entitled to injunctive relief only to protect itself from unfair competition of the type protected under Tennessee law.

(iii) each party intends and agrees that if, in any action before any court or agency legally empowered to enforce the covenants contained in this Section 9, any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency; and

(iv) the covenants contained in this Section 9 shall survive the conclusion of Executive’s employment by Company.

10. General Provisions.

(a) Notices. Any notice to be given hereunder by either party to the other may be effected in writing by personal delivery, mail, electronic mail, overnight courier, or facsimile. Notices shall be addressed to the parties at the addresses set forth below, but each party may change his or its address by written notice in accordance with this Section 10 (a). Notices shall be deemed communicated as of the actual receipt or refusal of receipt.

If to Executive:	Douglas E. Coltharp
750 Lakeshore Parkway
Birmingham, AL 35211

If to Company:	Office of General Counsel
Saks Incorporated
12 E. 49th Street
New York, NY 10017

(b) Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and without being impaired or invalidated in any way.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

(d) Entire Agreement. Except for the Company loan and its forgiveness provisions, any prior grants of options, restricted stock, or other forms of incentive compensation evidenced by a written instrument or by an action of the Board or Directors, this Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to employment of Executive by Company and contains all of the covenants and agreements between the parties with respect to such employment. Each party to this Agreement acknowledges that no representations, inducements or agreements, oral or otherwise, that have not been embodied herein, and no other agreement, statement or promise not contained in this Agreement, shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

(e) No Conflicting Agreement. By signing this Agreement, Executive warrants that he is not a party to any restrictive covenant, agreement or contract which limits the performance of his duties and responsibilities under this Agreement or under which such performance would constitute a breach.

(f) Headings. The Section, paragraph, and subparagraph headings are for convenience or reference only and shall not define or limit the provisions hereof.

(g) Attorney’s Fees. If Executive brings any action to enforce his purported rights under this Agreement after a Change in Control, Company shall reimburse Executive for his reasonable costs, including attorney’s fees, incurred. Company shall reimburse Executive as the costs are incurred and without regard to the outcome of the action.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SAKS INCORPORATED

By:
Brian J. Martin Executive Vice President

Douglas E. Coltharp Executive

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